Exhibit 99

TEXT OF PRESENTATION AT THE

MID-YEAR MEDIA REVIEW

ON JUNE 24, 2003.

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Bill Kerr

Good afternoon. It is a pleasure to be here today. I want to thank Gracia Martore at Gannett and her colleagues for organizing this event.

With me today are Steve Lacy, President of our Publishing Group, Kevin O'Brien, president of our Broadcasting Group, and Suku Radia, our Chief Financial Officer.

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This presentation contains statements that are considered forward-looking within Federal securities laws. I will refrain from reading the text of this slide, but it is important to remind you of a number of factors that can affect our business and results.

This presentation includes references to non-GAAP measures, such as FAS 142-adjusted results and EBITDA. We have posted statements and tables that identify the non-GAAP measures and reconcile them to GAAP results. You may access these documents on the Investor Information section of our website.

Additionally, the text of our prepared comments will be furnished to the SEC as an 8K.

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To start, I'll provide a brief company overview and talk about our corporate objectives. Steve will then outline the growth strategies for our Publishing Group. Kevin will discuss the continued improvement of our Broadcasting Group. Suku will provide a financial update and our earnings outlook. Then we'll address your questions.

For more than 100 years, Meredith has served the needs of American families and advertisers. We are the premier developer of home and family-related content that is delivered through print, television, and the Internet. We also provide America's leading companies excellent avenues to reach consumers through our well-respected brands.

Our success is rooted in our ability to serve these constituencies, and in so doing, we have been successful creating shareholder value.

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We have a June 30 fiscal year and will report year-end results in early August. Our results for the nine-months of fiscal 2003 were strong.

--	Revenues grew 8 percent
--	Income from operations increased 27%
--	Net earnings rose 34%, and
--	Earnings per share grew 33%

This performance is the result of successful execution of sound business strategies and aggressive marketing initiatives. We implemented these initiatives to counter the advertising recession that began in 2001, to expand our leadership position in the home and family markets, and to improve our broadcasting operations.

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We report two segments - Publishing and Broadcasting.

Here's a look at the breakdown of revenues and operating profit by segment in the nine months of our fiscal 2003.

Publishing represented 74 percent of total company revenues and 67 percent of operating profit, before corporate expenses. Broadcasting contributed 26 percent of revenue and 33 percent of operating profit.

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We performed very well compared to our peers in the nine-months of our fiscal 2003.

Our magazine advertising pages, as measured by Publishers Information Bureau, rose 15 percent, compared to 4 percent for the industry.

In broadcasting, our same-station net revenues rose 19 percent in the nine-months of our fiscal year, compared to a 14 percent gain in gross revenues for the industry, as reported by the Television Bureau of Advertising.

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We possess several characteristics that comprise the foundation to our past success and expected future success.

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Our properties reach more than 75 million consumers monthly. This wide span provides tremendous reach and cross-promotional opportunities. We touch these consumers through multiple formats including magazines, books, television, custom publications, newsletters and the Internet.

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Our well-established brands, which include Better Homes and Gardens, Ladies' Home Journal, and American Baby for example, have been based on a foundation of high-quality content that inspires consumers, builds relationships, and compels consumers to act.

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Our central strength is our leadership position in the home and family markets. This focus is particularly timely and desirable at a time when world events create fear and anxiety - people want to be closer to home and family.

--	Although we have improved the performance of our broadcasting operations, there is still upside potential. Continued improvement will lead to further margin expansion.
--	In both of our operating segments, we have experienced, talented and dedicated management with proven and successful track records.
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Our database has 60 million names with 300 data points on 7 out of 10 U.S. home-owning households. It is a key advantage to our traditional and Internet subscription generating activities and has become increasingly important to our integrated marketing clients' efforts to reach their target audience.

--	We have a strong financial position. And,
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Demographic trends in the United States are very favorable for us. The members of the Baby Boom generation are now totally into their home and family years. American home ownership is at an all-time high, mobility rates are low and the events of Sept. 11, 2001 have reconfirmed the importance of home and family.

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Overall, we have three primary strategies:

1.

Expand our powerful publishing base, which we will do by increasing the advertising revenue in our magazines; increasing our non-advertising revenue with the expansion of our book, brand licensing, and integrated marketing businesses; and increasing our circulation contribution through Internet subscriptions and effective use of our direct mail programs.

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2.

Continue the turnaround in our broadcasting operations by improving the ratings of our newscasts and other programming; aggressively selling based on the improved ratings, and judiciously managing costs. And,

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3.	Successfully execute these strategies to further strengthen our excellent financial position.

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This slide highlights our strategic objectives. When you think of Meredith, think of these objectives as the ones to which we are managing the business.

First, although our broadcasting performance will be stronger in political years, we believe overall double-digit annual EPS growth is a reasonable goal. Our goal is to grow EPS in the low-double digits in non-political years, and in the mid double-digits in political years.

Second, we believe each of our segments will improve their margin. Publishing should add a percentage point per year in the next three years to reach a 20% operating margin. Broadcasting should improve its EBITDA margin to the 40% level in the next two to three years.

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Before we discuss the segments in more detail, let me reiterate these five key points.

First, our publishing business holds a clear leadership position in the home and family markets and we are expanding this position.

Second, the continued turnaround in our broadcasting business is a key driver to our growth and margin expansion.

Third, these businesses generate substantial cash flow and we have a strong balance sheet. We take a great deal of pride in reporting with integrity.

Fourth, we have a strong, credible management team. And,

Fifth, these characteristics allow us to be opportunistic with respect to strategic asset opportunities.

Now, Steve will discuss our publishing operations.

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Steve Lacy

Thanks Bill. It is my pleasure to present to you today.

Publishing is a core strength of Meredith. We publish 17 magazine brands, led by Better Homes and Gardens. This year we'll publish approximately 170 Special Interest Publications, which are primarily sold on the newsstand.

Our book business, which is enjoying outstanding growth, has more than 300 titles in print. Our acquisition of American Baby, which closed in early December last year, extends our portfolio to younger families and a rapidly-expanding Hispanic market.

Publishing also includes Integrated Marketing, whose specialty is custom publishing for corporate clients, our Interactive Media (or Internet-based) operations and Corporate Solutions, which is designed to serve the advertising needs of clients across our publications.

Our core competency is serving the home and family market. Home ownership is at an all-time high with more than two-thirds of America's households today owning their homes. Home ownership is projected to grow to nearly 70% by 2010.

Our products dominate a "sweet spot" of the 35 to 54 lifestages. There is a total market of nearly 50 million households in this demographic from which to draw and they are the driving force of the American consumer economy. They are the largest spenders and they do a disproportionate amount of their spending in the categories we cover, such as remodeling, decorating, cooking and gardening. Advertisers need these people and we have them as our customers. We know how to speak to them.

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Our Publishing Group performed very well during the nine-months of fiscal 2003.

--	Publishing revenues rose 8 percent and were up 5 percent excluding American Baby.
--	Advertising revenues rose 14 percent, and were up 10 percent excluding American Baby.
--	Publishing operating profit increased 14 percent.

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Here is a look at our growth strategies.

First, we will build on the strong foundation of Better Homes and Gardens. As strong as it is today, it has room to grow.

Second, we are beginning to see the results of our revitalization efforts at Ladies' Home Journal. We are very encouraged by its progress under the new management and creative teams.

Our mid-sized titles are well-established in the market and have tremendous growth potential.

We have expanded our portfolio to reach a younger and more culturally diverse demographic group with our American Baby acquisition.

We have successfully extended our BHG brand through SIPs, books and Internet sites. We will continue to extend the BHG brand, while we explore opportunities to extend our other brands.

We continue to build non-advertising revenues through our integrated marketing and interactive media businesses.

Our book business posted outstanding results thus far in fiscal 2003, and continues to gain momentum.

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This graph illustrates the share of gross PIB advertising revenues for the traditional women's service field for the 12-month period ending with the May 2003 issues.

Meredith's two largest magazines - Better Homes and Gardens and Ladies' Home Journal - combined to lead the field with a 43.3 percent share.

As you can see from the chart, Better Homes and Gardens itself has a market share larger than the combined share of Good Housekeeping and Redbook.

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Better Homes and Gardens is our flagship brand. It is the fourth largest U.S. consumer magazine, reaches approximately 39 million readers monthly, and has a 7.6 million circulation base, which has remained steady while the circulation of most other large U.S. consumer magazines has eroded during the past five years.

Better Homes and Gardens continues its strong advertising performance. Advertising pages were up 10 percent in our third fiscal quarter and the title has sustained that strength into our fourth quarter.

Also according to PIB, its share of the women's service field advertising revenue was 31 percent for the 12-month period ending with the May issue. That was 12 points better than its nearest competitor, compared to an 11 point lead in the comparable period.

As I noted earlier, Better Homes and Gardens provides a strong foundation from which we have successfully launched many other businesses.

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Ladies' Home Journal, our second largest title, was founded in 1883 and has a long, distinguished history of serving women. We acquired the title in 1986.

We are very encouraged by the recent advertising performance of Ladies' Home Journal. Changes by our new management and creative teams to revitalize this title are producing significant positive results. Ladies' Home Journal posted a 33 percent gain in advertising pages in our third fiscal quarter.

PIB figures also show Ladies' Home Journal gained 1 percentage point in advertising revenue share in the women's service field for the 12-month period ending with the May issue.

With the exception of Ladies' Home Journal and the American Baby Group, both of which we acquired, we have a strong track record of launching successful titles.

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Our mid-sized titles have been on a strong growth trajectory and still have significant potential for revenue gains through higher rate bases and increased frequencies, as well as increased advertising sales.

The group's recent success has been paced by MORE and Midwest Living, both magazines we launched.

MORE is performing very well with advertising pages growing in excess of 40 percent in our third fiscal quarter.

We recently raised MORE's rate base to 850,000 and plan to grow it to at least 1 million over time and raised its frequency to 10 issues a year. A rate base of 1 million is a meaningful level in terms of gaining audience and attracting attention from non-endemic advertisers.

Midwest Living has continued its recent remarkable performance. The title's May-June issue set an all time record for advertising revenues. And, with the May-June issue included, six of the past seven Midwest Living issues have set an advertising record for that particular issue. In early calendar 2003, we raised the rate base of Midwest Living to 850,000, from 815,000.

In calendar 2003, we also raised the rate bases and frequencies of two of our other mid-sized titles. The rate base of Country Home was raised to 1.2 million and we've increased the frequency to 10 issues annually. The Traditional Home rate base was increased to 925,000 and its frequency is now 8 issues annually.

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One of our strategic priorities is to extend our portfolio to younger women and families and then move these younger readers into our established titles. The American Baby Group is a great example.

Strategically, the American Baby Group is expanding our portfolio to younger families and to a more diverse audience, particularly the large and growing Hispanic market.

Integration of the American Baby Group is progressing as planned. We have combined the group's production, circulation, and sales functions with our existing operations. On the sales front, we are designing marketing campaigns to leverage our ability to sell more non-endemic advertising in American Baby titles.

The American Baby Group is also performing well. According to PIB, advertising pages for the American Baby magazine were up 8 percent for the 12-month period ending with the May 2003 issue, and were up 10 percent for the January through March issues, the first full quarter we operated the title.

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We have been successful extending our Better Homes and Gardens brand by launching new mid-sized subscription magazines; a lineup of approximately 170 Special Interest Publications sold primarily through retail; and hundreds of books.

In addition, we have created a powerful Better Homes and Gardens web site, brand licensing arrangements with retailers, cross-marketing programs with our local television stations, and a Corporate Solutions business which leverages the Better Homes and Gardens brand to create multi-platform, multi-product marketing programs across all of our assets.

Recently, we announced a strategic alliance with Home Interiors and Gifts, one of the largest direct marketers of home décor accessories in the US, to create and sell a premium line of home décor products that will be known as "The Better Homes and Gardens Collection". This is an exciting opportunity to extend the Better Homes and Gardens brand with an exclusive product line to Home Interiors' large and loyal customer base.

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Revenues for our integrated marketing business declined in our third fiscal quarter because of post Sept. 11 reductions in clients' marketing budgets. But fiscal 2003 has been the strongest year in integrated marketing's history, in terms of new business sold. We have sold new custom publishing programs to Deere, Liberty Mutual and MetLife, and have renewed our multi-year program with Carnival Cruise Lines. We will see the financial benefits of this new business activity in fiscal 2004.

Our interactive media operations continued to gain momentum during the third fiscal quarter and nine months. Advertising revenues, page views, and unique visitors all grew rapidly during both the quarter and the nine months of fiscal 2003.

We recently announced an agreement to license select online content to AT&T's Worldnet, one of the nation's leading Internet service providers. Under the agreement, we will provide home and garden content from bhg.com to AT&T Worldnet subscribers.

Within the past two weeks, we met our three-year objective of generating 1.5 million magazine orders over the Internet. We started with zero Internet orders for our magazines and are pleased with our progress.

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To conclude the Publishing overview, let me briefly describe our book business, which has performed very well. This performance reflects:

--	High quality products,
--	A more dynamic editorial approach to reduce the time required to develop new books, and
--	More aggressive marketing efforts, which resulted in broader distribution in both traditional book and non-traditional retail outlets.

Earlier in this fiscal year, we published the 12th edition of the Better Homes and Gardens New Cook Book. We shipped nearly 860,000 copies as its demand was quite strong during the holiday season.

In March, Trading Spaces "Behind the Scenes" went on sale at retail and, to date, we have shipped nearly 700,000 copies of the book.  This is the first in a three-book series based on the hit decorating show on The Learning Channel cable network.

Now, Kevin will discuss our broadcasting operations.

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Kevin O'Brien

Thank you Steve. A key component to Meredith's overall success is the turnaround of our Broadcasting Group.

Our broadcasting operations are comprised of 11 television stations throughout the U.S. This chart highlights the markets in which we broadcast and the network affiliation of each station.

Overall, our station portfolio provides diversification in terms of network affiliation and geographic coverage, both of which provide a solid foundation from which to build.

In June 2002 we acquired KPTV in Portland to form a duopoly with KPDX, a station we already owned. When we discuss our Broadcasting Group, we will use the term "same-station", which in all periods is adjusted to include KPTV in Portland and to exclude the two Florida stations exchanged for KPTV.

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Here is a look at the market rank of our stations. Eight of our 11 stations are located in the nation's top-35 markets. Our top three markets - Atlanta, Phoenix and Portland - are among the most attractive in the country.

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We have performed very well in fiscal 2003. For the nine-months:

--	Same station revenues were up 19 percent
--	Operating profit rose 58 percent
--	EBITDA margin grew to 29 percent, up from 22 percent in the comparable period of fiscal 2002

Although the first half of fiscal 2003 included $20 million of political advertising, we continued our momentum of margin improvement in the third quarter of fiscal 2003.

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This slide highlights our continued improvement in our EBITDA margin, which has improved in each of the trailing four quarters. The broadcasting business is typically stronger in the second and fourth quarters of our fiscal year and in political years. We have executed well, but there is room for continued improvement.

As Bill stated earlier, our goal is to improve our EBITDA margin to the 40 percent level in the next two to three years.

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Here are highlights of our growth strategies in broadcasting.

We are strengthening our news programming at our stations. Local news is the largest single generator of a station's advertising revenue and is the key to each station's brand identity.

We are improving the quality of our syndicated programming by purchasing better shows and buying the right type of programming for each of our markets.

Improved news and syndicated programming are translating into improved ratings at our stations. We produced solid ratings improvements in the November, February and May ratings books.

We will use these improved ratings to drive increased advertising sales and revenue growth.

In addition, we will continue to leverage our strong publishing assets as a competitive advantage to generate incremental revenues.

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Improving news is a high priority because local newscasts account for 30 to 35 percent of a local station's revenues on average. It is also an area over which we have complete control of programming. We have taken actions to improve our newscasts and our efforts are generating results.

This slide highlights some of our ratings improvements in the May sweeps for adults 25-54. As you can see, we continued to post ratings gains from the stations in our largest markets, Atlanta and Phoenix. The newscasts at many of our other stations gained in the May sweeps, including WFSB in Hartford and KPTV in Portland, which posted a 64 percent ratings gain for its late newscast.

In addition, KVVU in Las Vegas posted a 41 percent gain for its late newscast and WSMV in Nashville posted a strong book ranking number one in four of five time periods.

As I noted earlier, this strong showing builds on very good ratings we posted in the November and February books.

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To improve our sales operations, we started by changing the sales culture throughout our group. We have increased the level of expectation for sales performance. We have made several changes to sales management and have excellent people in place. And we have made everyone at each station focus on maximizing revenues. This includes having our station talent (anchors and reporters) become active in community events and make sales, where appropriate. Improved ratings are fundamental drivers to advertising demand and sales effectiveness.

With the new sales culture in place - along with our improved ratings - we are aggressively selling to new and existing customers.

We continue to pursue advertisers that are new to television. We are going after the advertising customers of our competitors, including not only other television broadcasters, but also radio, newspapers and cable operators.

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This slide shows the results of our sales improvement efforts. Year-over-year revenue growth improved significantly in late fiscal 2002 and remained at a high level through the second quarter of fiscal 2003.

In our third fiscal quarter, with the political election behind us and the war in Iraq, industry-wide revenues declined. But we continued to outperform the industry, with same station revenues up 6 percent, compared to a 1 percent gain for the industry, according to TVB.

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A significant competitive advantage is our ability to leverage our Publishing Group's brands at our television stations. We do this through our Cornerstone programs.

These programs package material from our magazines together with content from local advertisers to produce a publication delivered to targeted consumers. This slide highlights two successful examples used by our stations: a Better Homes and Gardens home improvement guide and a Ladies' Home Journal back to school publication.

These quarterly initiatives provided us $3.5 million of incremental revenue during the last fiscal year. They are up 40 percent in the nine months of our fiscal 2003. We anticipate that we will exceed that amount by continuing to aggressively market these exclusive packages to our clients.

Not only will we provide the Cornerstones more frequently, we will increase the pages of the printed component from 8 to 12 pages, providing more ad space to sell to more sponsors.

In some markets we have worked with local clients and community leaders to create special custom Cornerstone publications. We will work in each market to look for more of these custom opportunities and are exploring the possibility of syndicating our Cornerstones to non-Meredith broadcasting markets.

And now, I'll turn it over to Suku for a financial update and outlook.

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Suku Radia

Thank you Kevin. I appreciate this opportunity to address you. We have always been conservative with respect to our accounting practices and we follow a very disciplined approach to our CEO and CFO certification of quarterly financials.

Successful execution of our publishing and broadcasting strategies will generate even greater cash flow and strengthen our excellent financial position. We use our cash flow for four main purposes.

First, to invest in our businesses. We expect to finish fiscal 2003 with capital expenditures of approximately $30 million, because of the final stages of our digital TV build out. Looking forward, we expect annual cap ex to run in the $20 to $25 million range.

Second, to make acquisitions. As we discussed, we acquired the American Baby Group in December.

Third, to repurchase our shares. Since fiscal 2000, we have repurchased more than $150 million worth of our shares and we remain committed to this program. Our objective is to purchase sufficient shares to cover the number of annual option grants. And

Fourth, to reduce debt. Our total debt was $375 million at May 31, 2003, down from $385 million at June 30, 2002, despite our $115 million acquisition of the American Baby Group.

We expect to maintain a conservative debt to EBITDA ratio. In this economic environment, a manageable debt level has been a prudent approach to operating our business.

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With that overview of our business and our financial position, let's take a look at fiscal 2003. While there is nearly a week left in our fiscal year, we believe the current First Call consensus of $1.78 is achievable.

With respect to fiscal 2004, we will provide more specific guidance when we release our fiscal 2003 results on August 5th. This has been our normal practice, but for now, let me provide you a few overall comments for our next fiscal year.

--	Advertising decisions continue to be made later in the cycle, which reduces our visibility.
--	Newsstand sales have been erratic leading up to, and subsequent to, the war with Iraq.
--	Fiscal 2003 included $20.5 million in net political advertising, of which $14 million was in the second quarter. This will make for challenging comparisons.

We believe low double digit growth in earnings per share is a reasonable target for a non-political year.

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I'll close by reiterating these five key points about Meredith.

First, our publishing business holds a clear leadership position in the home and family markets. We are expanding this position.

Second, the continued turnaround in our broadcasting business is a key driver to our growth and margin expansion.

Third, these businesses generate strong cash flow and we have a strong balance sheet,

Fourth, we have a strong, credible management team. And,

Fifth, these characteristics allow us to be opportunistic with respect to strategic asset alternatives.

Now we'll take your questions.

INFORMATION RELATING TO
FORWARD-LOOKING STATEMENTS

This presentation and management's public commentary contain certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management's current knowledge and estimates of factors affecting the company's operations. Actual results may differ materially from those currently anticipated.

Factors that could adversely affect future results include, but are not limited to: downturns in national and/or local economies; a softening of the domestic advertising market; world, national, or local events that could disrupt broadcast television; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss of one or more major clients; changes in consumer reading, purchase, order, and/or television viewing patterns; unanticipated increases in paper, postage, printing, or syndicated programming costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution; changes in government regulations affecting the Company's industries; unexpected changes in interest rates; and any acquisitions and/or dispositions. The Company undertakes no obligation to update any forward-looking statement.